As filed with the Securities and Exchange Commission on May 13, 2015

Registration No. 333-_____

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTRICON CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	23-1069060
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1260 Red Fox Road, Arden Hills, MN	55112
(Address of Principal Executive Offices)	(Zip Code)

2015 Equity Incentive Plan
(Full title of the Plan)

Scott Longval, Chief Financial Officer
IntriCon Corporation
1260 Red Fox Road, Arden Hills, MN 55112
(Name and address of agent for service)

(651) 636-9770

(Telephone number, including area code, of agent for service)

Copy to:

Francis E. Dehel
Blank Rome LLP
One Logan Square, 18th & Cherry Streets
Philadelphia, PA 19103
Telephone: (215) 569-5500
Facsimile: (215) 832-5532

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common stock, par value $1.00 per share	500,214	$7.56	$3,781,618	$440

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also includes such indeterminate number of shares of Common Stock as may be issued pursuant to certain anti-dilution provisions contained in the Plan.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h), based upon the average of the high and low prices of the registrant’s common stock as reported on the Nasdaq Global Market on May 8, 2015.

Part I.   Information Required in the Section 10(a) Prospectus

Item 1.  Plan Information

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the IntriCon Corporation 2015 Equity Incentive Plan, referred to as the Plan, as specified by Rule 428(b)(1) promulgated by the SEC under the Securities Act.

These documents are not being filed with the SEC, but constitute (along with the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.  Registrant Information and Employee Plan Annual Information

IntriCon will furnish without charge to each participant in the Plan, upon the written or oral request of such person, a copy of any or all of the documents (i) incorporated by reference in Item 3 of Part II of this Registration Statement, which are incorporated by reference into the prospectus for the Plan, and (ii) any other documents required to be delivered pursuant to Rule 428(b) promulgated by the Commission under the Securities Act. Requests should be directed to Scott Longval, Chief Financial Officer, IntriCon Corporation, 1260 Red Fox Road, Arden Hills, MN 55112, telephone (651) 636-9770.

Part II.   Information Required in the Registration Statement

Item 3.  Incorporation of Certain Documents by Reference.

IntriCon hereby incorporates by reference in this registration statement the following documents:

(a)	IntriCon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014;

(b)	IntriCon’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015;

(c)	IntriCon’s Current Report Current Reports on Form 8-K filed with the SEC March 31, 2015 and April 29, 2015 (excluding any information filed under Items 2.02 or 7.01 of Form 8-K); and

(d)	The description of common shares which is contained in IntriCon’s Form 8-A filed with the SEC on December 28, 2007.

All documents subsequently filed by IntriCon with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) (other than current reports furnished under items 9 or 12 of Form 8-K) of the Securities Exchange Act of 1934, after the date of this registration statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold hereunder, shall be deemed incorporated by reference into this registration statement and to be a part hereof from the date of the filing of these documents.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Directors and Officers.

Sections 1741 through 1750 of Chapter 17, Subchapter D of the Pennsylvania Business Corporation Law of 1988, as amended (the “BCL”), contain provisions for mandatory and discretionary indemnification of a corporation’s directors, officers and other personnel, and related matters.

Under Section 1741, subject to certain limitations, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding, whether civil, criminal, administrative or investigative (other than derivative actions), to which any of them is, or is threatened to be made, a party by reason of the person’s being a director or officer of the corporation or serving at the request of the corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise, if the person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 1742 provides for indemnification in derivative actions except in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

Under Section 1743, indemnification is mandatory to the extent that the officer or director has been successful on the merits or otherwise in defense of any such action or proceeding.

Section 1744 provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation only as authorized in the specific case upon a determination that the representative met the applicable standard of conduct, and such determination will be made by the board of directors (i) by a majority vote of a quorum of directors not parties to the action or proceeding; (ii) if such a quorum is not obtainable, or if obtainable and a majority of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or by the shareholders.

Section 1745 provides that expenses (including attorney’s fees) incurred by an officer or director in defending an action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the corporation.

Section 1746 provides generally that, except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Chapter 17, Subchapter D of the BCL shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding that office.

Section 1747 grants to a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability incurred by such person as an officer or director, whether or not the corporation would have the power to indemnify such person against the liability under Chapter 17, Subchapter D of the BCL.

Sections 1748 and 1749 extend the indemnification and advancement of expenses provisions contained in Chapter 17, Subchapter D of the BCL to successor corporations in fundamental changes and to representatives serving as fiduciaries of employee benefit plans, respectively.

Section 1750 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Chapter 17, Subchapter D of the BCL, shall, unless otherwise provided when authorized or ratified, continue to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and personal representative of such person.

As permitted by Pennsylvania corporation law, Section 2.09 of the Company’s Amended and Restated By-Laws (the “Bylaws”) provides that a director of the Company shall not be personally liable for monetary damages for any action taken, or any failure to take any action, as a director except to the extent that the director breached or failed to perform the duties of the director’s office, as required by the applicable provisions of the BCL, and such breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

The Bylaws also require the Company to indemnify any person who was or is a party (other than a party plaintiff suing in his own behalf or in the right of the Company) or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including actions by or in the right of the Company, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Company, or is or was serving while a director or officer of the Company at the request of the Company as a director, officer, employee, agent fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney’s fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding unless the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

The Bylaws provide that expenses actually and reasonably incurred by an officer or director of the Company in defending a civil or criminal action, suit or proceeding described in the preceding paragraph shall be paid by the Company in advance of the final disposition of such action, suit or proceeding (regardless of the financial condition of such director or officer) upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Company.

The Bylaws also state that the indemnification provided for therein is not exclusive of any other rights persons seeking indemnification might have, including under any insurance arrangements. The Company has obtained directors’ and officers’ liability insurance which covers certain liabilities, including liabilities to the Company and its shareholders, in the amount of $10.0 million.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

The following exhibits are filed as part of this registration statement:

Exhibit No.	Description of Exhibit

5.1	Opinion of Blank Rome LLP.

23.1	Consent of Baker Tilly Virchow Krause, LLP.

23.2	Consent of Blank Rome LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page of this registration statement).

Item 9.  Undertakings

(a)   The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933:

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on May 13, 2015.

INTRICON CORPORATION

By:	/s/ Scott Longval
Scott Longval Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mark S. Gorder and Scott Longval, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title(s)	Date

/s/ Michael J. McKenna	Chairman of the Board	May 13, 2015
Michael J. McKenna

/s/ Nicholas A. Giordano	Director	May 13, 2015
Nicholas A. Giordano

/s/ Robert N. Masucci	Director	May 13, 2015
Robert N. Masucci

/s/ Philip N. Seamon	Director	May 13, 2015
Philip N. Seamon

/s/ Mark S. Gorder	Director, President and Chief	May 13, 2015
Mark S. Gorder	Executive Officer (Principal Executive Officer)

/s/ Scott Longval	Chief Financial Officer (Principal	May 13, 2015
Scott Longval	Accounting Officer and Principal Financial Officer)

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

5.1	Opinion of Blank Rome LLP.

23.1	Consent of Baker Tilly Virchow Krause, LLP.

23.2	Consent of Blank Rome LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page of this registration statement).